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                         Independent Auditors' Consent


We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-95546, No. 33-95548, No. 33-95550, No. 333-2560
and No. 333-2598) of UCAR International Inc. of our report dated February 10, 1997, relating to the Consolidated Balance Sheets of UCAR International Inc. and subsidiaries as of December 31, 1996 and 1995, and the related Consolidated Statements of Operations, Cash Flows and Stockholders' Equity (Deficit) for each of the years in the three-year period ended December 31, 1996 appearing on page 35 in this Annual Report on Form 10-K. Our report on the consolidated financial statements refers to a change in the method of determining LIFO inventories in 1996.

Stamford, Connecticut
March 10, 1997